Exhibit 99.1

DISCOVER FINANCIAL SERVICES COMPLETES DINERS CLUB

ACQUISITION

Riverwoods, IL, July 1, 2008 – Discover Financial Services (NYSE: DFS) today announced the completion of its acquisition of Diners Club International from Citi (NYSE: C).

“Discover will significantly enhance its competitive position in the global payments business through this acquisition,” said David Nelms, chief executive officer of Discover. “It provides us with a path to achieving global acceptance, establishing new international partnerships and generating higher payments volumes.”

Discover acquired the Diners Club International network for $165 million in a deal that brings more than $30 billion per year in spend volume outside of North America; the Diners Club brand and trademarks; its employees; and agreements with 44 network licensees who issue Diners Club cards and maintain an acceptance network in 185 countries and territories worldwide.

“There are many factors that have impressed us about Diners Club, including the strength of its brand overseas, its relationships with some of the world’s major banks, and its product variety,” said Harit Talwar, executive vice president, Discover Network. “Foremost among them, though, is the commitment of Diners Club International licensees and the positive response we have received from them. We look forward to working closely with them to grow the Diners Club brand and to leveraging the synergies that will arise from integrating two great networks.”

About Discover Financial Services

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. The company operates the Discover Card, America’s cash rewards pioneer. Since its inception in 1986, the company has become one of the largest card issuers in the United States. Its payments businesses consist of the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 185 countries and territories. For more information, visit www.discoverfinancial.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Discover Financial Services’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the actions and initiatives of current and potential competitors; our ability to manage credit risks and securitize our receivables at acceptable rates; changes in economic variables, such as the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; the availability and cost of funding and capital; access to U.S. debt and deposit markets; losses in our investment portfolio; the ability to increase or sustain Discover Card usage or attract new cardmembers and introduce new products and services; our ability to attract new merchants and maintain relationships with current merchants; our ability to successfully integrate the Diners Club International network and maintain relationships with network participants; material security breaches of key systems; unforeseen and catastrophic events; our reputation; the potential effects of technological changes; the effect of political, economic and market conditions and geopolitical events; unanticipated developments relating to lawsuits, investigations or similar matters; the impact of current, pending and future legislation, regulation and regulatory and legal actions; our ability to attract and retain employees; the ability to protect our intellectual property; the impact of our separation from Morgan Stanley; the impact of any potential future acquisitions; investor sentiment; and the restrictions on our operations resulting from indebtedness incurred during our separation from Morgan Stanley.

Additional factors that could cause Discover Financial Services’ results to differ materially from those described in the forward-looking statements can be found in the company’s annual report on Form 10-K for the year ended November 30, 2007, filed with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Contacts:

Investors:

Craig Streem

+1-224-405-3575

Media:

Leslie Sutton

+1-224-405-3965

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